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                                                                       EXHIBIT 2


                          Agreement and Plan of Merger

                                 by and between

                   Web Partners, Inc., a Florida corporation,

                                      and

                  Anyox Resources Inc., a Nevada corporation,

                                      and

                 Web Partners of Nevada, a Nevada corporation,


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of the 19th day of April, 2000, between Web Partners, Inc., a Florida corporation (hereinafter, "Disappearing Corporation"), located at 540 N. Tamiami Trail, Sarasota, Florida, 34236, Web Partners of Nevada, Inc., a Nevada corporation (hereinafter, "Surviving Subsidiary Corporation"), located at 540 N. Tamiami Trail, Sarasota, Florida, 34236, and Anyox Resources Inc., a Nevada corporation (hereinafter, "Surviving Parent Corporation"), which has resolved to change its name to Forefront, Inc., located at 540 N. Tamiami Trail, Sarasota, Florida, 34236 (collectively, the "Constituent Corporations").

                                    RECITALS

     A. The Disappearing Corporation is a corporation organized and existing under the laws of the State of Florida. The authorized capital stock of the Disappearing Corporation consists of 10,000,000 shares. The total number of shares of common stock authorized by the Company is 7,000,000 having a par value of $0.005 per share, consisting of 2,000,000 shares of Class A common stock, of which 1,000,000 shares are duly issued and outstanding on the date hereof, and 5,000,000 shares of Class B common stock, of which 2,406,962 shares are duly issued and outstanding on the date hereof. The total number of shares of preferred stock authorized by the Company is 3,000,000 having a par value of $0.005, of which 66,665 shares are duly issued and outstanding on the date hereof.

     B. The Surviving Subsidiary Corporation is a corporation organized and existing under the laws of the State of Nevada and is wholly owned by the Surviving Parent Corporation. The authorized capital stock of the Surviving Subsidiary Corporation consists of 120,000,000 shares. The total number of shares of common stock authorized by the Surviving Subsidiary Corporation is 100,000,000 having a par value of $0.001 per share, of which 100 shares are duly issued and outstanding. The total number of shares of preferred stock authorized by the Surviving Subsidiary Corporation is 20,000,000 having a par value of $0.001 per share, of which no shares are duly issued and outstanding.

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     C.   The Surviving Parent Corporation is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of the Surviving Parent Corporation consists of 200,000,000 shares of common stock having a par value of $0.001 per share, of which 20,028,500 shares are duly issued and outstanding, and no shares of preferred stock.

     D. The Disappearing Corporation, the Surviving Subsidiary Corporation and the Surviving Parent Corporation have deemed it advisable and in the best interests of the Constituent Corporations, respectively, and their respective shareholders, that the Disappearing Corporation be merged with and into the Surviving Subsidiary Corporation (the "Merger") as authorized by the laws of the States of Florida and Nevada, in order to complete accomplishment of the goals of combining operations and assets of the Disappearing Corporation under common ownership with marketable shares by ultimate merger of the Disappearing Corporation with and into the wholly owned Surviving Subsidiary Corporation initiated by the exchange of stock of the Disappearing Corporation for the stock of the Surviving Parent Corporation.

                                   AGREEMENT

     In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Merger; Effectiveness. The Disappearing Corporation shall be merged with and into the Surviving Subsidiary Corporation pursuant to the applicable provisions of Chapter 607 of the Florida Statutes, as amended, and Chapters 78 and 92A of the Nevada Revised Statutes, as amended, and in accordance with the terms and conditions of this Agreement. Upon the execution by the Surviving Subsidiary Corporation of Articles of Merger incorporating this Agreement and the filing of such Articles of Merger with the Secretary of State of the States of Florida and Nevada, the Merger shall become effective (the "Effective Time of the Merger").

     2. Articles of Incorporation. The Articles of Incorporation of the Surviving Subsidiary Corporation shall, at the Effective Time of the Merger, be amended as follows

     Delete ARTICLE I and replace it with the following:

          The name of the corporation is "Forefront Technologies, Inc."

and, as so amended, shall be the Articles of Incorporation of the Surviving Subsidiary Corporation until the same shall be further altered, amended or repealed as therein provided.

     3. Bylaws. The Bylaws of the Surviving Subsidiary Corporation in effect at the Effective Time of the Merger shall, at the Effective Time of the Merger, be and remain the Bylaws of the Surviving Subsidiary Corporation until the same shall be further altered, amended or repealed as therein provided.

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     4.   Directors and Officers.  The directors and officers of the Surviving
Subsidiary Corporation in office at the Effective Time of the Merger shall, at the Effective Time of the Merger, be and remain the directors and officers of the Surviving Subsidiary Corporation and shall hold such offices in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Subsidiary Corporation, as in effect immediately after the Effective Time of the Merger.

     5.   Conversion of Shares.

          (a) Common Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Disappearing Corporation or of the Surviving Parent Corporation, every one (1) issued and outstanding share of the common stock of the Disappearing Corporation held as of the record date, not held by the Surviving Parent Corporation, shall be converted into and become two (2) new fully paid and nonassessable shares of common stock, par value $.001 per share, of the Surviving Parent Corporation. Shareholders of the Disappearing Corporation shall surrender their existing share certificates for new share certificates of the Surviving Parent Corporation.

          (b) Preferred Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Disappearing Corporation or of the Surviving Parent Corporation, every one (1) issued and outstanding share of the preferred stock of the Disappearing Corporation held as of the record date, not held by the Surviving Parent Corporation, shall be converted into and become two
     (2) new fully paid and nonassessable shares of common stock, par value $.001 per share, of the Surviving Parent Corporation. Shareholders of the Disappearing Corporation shall surrender their existing share certificates for new share certificates of the Surviving Parent Corporation.

     6. Retirement of Shares. Upon the Effective time of the Merger, the common stock of the Disappearing Corporation owned by the Surviving Parent Corporation will be retired and the certificates will be surrendered to the Disappearing Corporation.

     7. Conversion of Other Equity Instruments. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any employee stock option of the Disappearing Corporation, every one (1) employee option granted and convertible into common stock of the Disappearing Corporation, whether or not vested, shall be converted into and become two (2) options convertible into common stock of the Surviving Parent Corporation. The employee options of the Surviving Parent Corporation shall be issued pursuant to its Stock Option Plan on economic terms substantially similar to those of the existing options in the Disappearing Corporation. At the Effective Time of the Merger, every other equity instrument of the Disappearing Corporation not addressed elsewhere in this Agreement shall be converted into a similar equity instrument in the Surviving Parent Corporation on economic terms substantially similar to those of the existing other equity instruments in the Disappearing Corporation.

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     8.   Rights, Duties, Powers, Liabilities, Etc.  At the Effective Time of
the Merger, the separate existence of the Disappearing Corporation shall cease, and the Disappearing Corporation shall be merged in accordance with the provisions of this Agreement with and into the Surviving Subsidiary Corporation, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Disappearing Corporation and the Surviving Subsidiary Corporation; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Subsidiary Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Disappearing Corporation or the Surviving Subsidiary Corporation, shall be vested in the Surviving Subsidiary Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either the Disappearing Corporation or the Surviving Subsidiary Corporation, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Subsidiary Corporation may be substituted in any such action or proceeding.

     9. Implementation. Each of the Constituent Corporations shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of Florida and Nevada to consummate and make effective the Merger.

     10. Termination. This Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the Secretaries of State of the States of Florida and Nevada (whether before or after approval by the shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation, or either of them) by resolution of the Board of Directors of the Disappearing Corporation and the Surviving Parent Corporation.

     11. Amendment. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of each of the Constituent Corporations; Provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation except by a vote or consent of shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation in accordance with applicable law.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.


Web Partners, Inc.,                     Anyox Resources Inc.,
     a Florida corporation                   a Nevada corporation


By   /s/ Santu Rohatgi                  By   /s/ Santu Rohatgi
   -------------------------------         --------------------------------
   Name:  Santu Rohatgi                    Name:  Santu Rohatgi
   Title: President                        Title: President



Web Partners of Nevada, Inc.,
     a Nevada corporation


By   /s/ Santu Rohatgi
   -------------------------------
   Name:  Santu Rohatgi
   Title: President

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                  Adoption of the Agreement by Shareholders of
                    Record of the Constituent Corporations:


     The Agreement and Plan of Merger was approved at a Special Meeting of the shareholders of the Disappearing Corporation held on May 25, 2000 at 10:00 a.m. by shareholders of record holding 2,986,539 shares of voting stock, which constitutes 85.3% of the Disappearing Corporation's issued and outstanding shares.

Web Partners, Inc., a Florida corporation:


       /s/ Santu Rohatgi                May 25, 2000
----------------------------------
By: Santu Rohatgi
    Its: Secretary



     The Agreement and Plan of Merger was approved, in writing, by Unanimous Consent of the Board of Directors of the Surviving Parent Corporation on April 19, 2000.

Anyox Resources Inc., a Nevada corporation:


       /s/ Santu Rohatgi                April 19, 2000
----------------------------------
By: Santu Rohatgi
    Its: Secretary



     The Agreement and Plan of Merger was approved, in writing, by Unanimous Consent of the Shareholder of the Surviving Subsidiary Corporation on April 19, 2000.

Web Partners of Nevada, Inc., a Nevada corporation:


       /s/ Santu Rohatgi                April 19, 2000
----------------------------------
By: Santu Rohatgi
    Its: Secretary

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